UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

February 29, 2016

Date of Report (Date of earliest event reported)

Installed Building Products, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36307	45-3707650
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. employer identification number)

495 South High Street, Suite 50

Columbus, Ohio 43215

(Address of principal executive offices, including zip code)

(614) 221-3399

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 29, 2016, Installed Building Products, Inc., a Delaware corporation (the “Company”), as borrower, entered into a Credit and Security Agreement (the “Credit and Security Agreement”) with the lenders named therein and KeyBank National Association, as joint lead arranger, sole book runner, administrative agent, swing line lender and issuing lender. All of the obligations under the Credit and Security Agreement will be guaranteed by the existing and future direct and indirect material domestic subsidiaries of the Company, other than Suburban Insulation, Inc. (the “Guarantors”). The following description of the material terms and conditions of the Credit and Security Agreement does not purport to be complete and is subject to and qualified in its entirety by the full text of the Credit and Security Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

General

The Credit and Security Agreement provides for a five-year senior secured credit facility in an aggregate principal amount of up to U.S. $325 million (the “Restated Credit Facility”), consisting of a $100 million revolving line of credit (the “Revolving LOC”), a $100 million Term Loan (the “Term Loan”), borrowed at closing, and a delayed draw term loan facility (the “Delayed Draw Term Loan Facility”) providing for up to $125 million in additional term loan draws during the first year of the Restated Credit Facility. Under the Revolving LOC, up to an aggregate of $20 million will be available to the Company for the issuance of letters of credit and up to an aggregate of $5 million will be available to the Company for swing line loans. The Restated Credit Facility includes an accordion feature which allows the Company, at its option, to add up to an aggregate of $75 million in principal amount of term loans or additional revolving credit commitments, subject to customary conditions. At closing, there were approximately $12.3 million in letters of credit issued and no other borrowings outstanding under the Revolving LOC, and no borrowings under the Delayed Draw Term Loan Facility.

The Term Loan amortizes in quarterly principal payments of $1,125,000 starting on June 30, 2016, with the quarterly payment amount increasing to $1,875,000 from June 30, 2017 through March 31, 2019, and further increasing to $2,500,000 from June 30, 2019 through December 31, 2020. Draws under the Delayed Draw Term Loan Facility do not amortize during the first year of the Restated Credit Facility, but thereafter convert into a single term loan (the “DDTL Term Loan”) that amortizes in quarterly principal payments equal (on a percentage basis) to the then-current amortization rate on the Term Loan. In addition to scheduled amortization payments, if the Company’s leverage ratio for any fiscal year is greater than or equal to 3.00 to 1.00, the Company is required to prepay the Term Loans and DDTL Term Loans following its financial reporting for such fiscal year in an amount of not less than 50% of the Company’s excess cash flow for such fiscal year. Any remaining unpaid balances of the Term Loan or the DDTL Term Loan are due on February 28, 2021 (the “Maturity Date”).

The Credit and Security Agreement amends and restates the Company’s prior $200 million credit facility, which was scheduled to mature in April 2020. The Credit and Security Agreement expires on the Maturity Date, at which time the Term Loan, the DDTL Term Loan and the Revolving Credit Facility mature. The Company intends to use the Term Loan and the Revolving Credit Facility to refinance existing indebtedness and fund ongoing operating and working capital needs and other general corporate purposes, including growth and acquisition initiatives, and for certain fees and expenses associated with the closing of the Credit and Security Agreement. Draws under the Delayed Draw Term Loan Facility may be used only for acquisitions or major capital expenditures.

Interest Rates

Loans under the Credit and Security Agreement will bear interest at either the eurodollar rate or the base rate, at the Company’s election, plus (i) for the period from the closing date through August 31, 2016, 1.75% for eurodollar loans and 0.75% for base rate loans and (ii) thereafter, a spread determined by the Company’s leverage ratio (as described below) ranging from 1.50% to 2.50% per annum for eurodollar loans and 0.50% to 1.50% per annum for base rate loans. In addition to interest, the Company is required to pay commitment fees on the unused portion of the Revolving Credit Facility. The commitment fee rate for the period from the closing date through August 31, 2016, will be 0.225%. Thereafter, the commitment fee rate, like the interest rate spreads, is subject to adjustment based on the Company’s leverage ratio, with possible future commitment fees ranging from 0.200% to 0.300% per annum. The Company is also required to pay a ticking fee of 0.375% per annum on the unused portion of the Delayed Draw Term Loan commitment until it is borrowed or the end of the Delayed Draw Term Loan commitment period of February 28, 2017.

Securities and Guarantees

The Company’s obligation under the Credit and Security Agreement and the guaranteeing obligations of the Guarantors are secured by: (1) a first priority perfected security interest in all tangible and intangible existing and future personal property and real property of the Company and each Guarantor (subject to certain restrictions); (2) a pledge of, and first priority perfected lien on, 100% of the capital stock or other equity interests of the Company’s and the Guarantors’ present and subsequently acquired domestic subsidiaries (subject to certain restrictions), and in the case of first-tier foreign subsidiaries, such pledge will generally be limited to 100% of the non-voting capital stock or equity interest and 65% of the voting capital stock or equity interests of the Company’s and the Guarantor’s present and subsequently acquired first-tier foreign subsidiaries; and (3) a negative pledge on all assets of the Company and the Guarantors (subject to certain restrictions).

Covenants

The Credit and Security Agreement contains covenants that are customary for similar credit arrangements. These include covenants relating to financial reporting and notification, payment of indebtedness, taxes and other obligations, and compliance with certain applicable laws. There are also financial covenants that require the Company, commencing with the fiscal quarter ending June 30, 2016, to (i) maintain a fixed charge coverage ratio (defined as the ratio of consolidated EBITDA to consolidated fixed charges for the four most recent fiscal quarters) of not less than 1.10 to 1.0 and (ii) maintain a leverage ratio (defined as the ratio of consolidated funded indebtedness as of the end of the most recently completed fiscal quarter to consolidated EBITDA for the four most recent fiscal quarters) of no greater than (a) 3.50 to 1.00 through December 30, 2016, (b) 3.25 to 1.00 on December 31, 2016 through June 29, 2017, (c) 3.00 to 1.00 on June 30, 2017 through December 30, 2017, (d) 2.75 to 1.00 on December 31, 2017 through June 29, 2018, and (e) 2.50 to 1.00 on June 30, 2018 and thereafter. The Credit and Security Agreement also imposes certain customary limitations and requirements on the Company with respect to, among other things, the incurrence of indebtedness and liens, the making of investments, the payment of dividends or making of other restricted payments, mergers, acquisitions and dispositions of assets, transactions with affiliates, and mandatory prepayments of loans under the Restated Credit Facility from the proceeds of certain material asset dispositions, recovery events or debt or equity issuances.

Events of Default

The Credit and Security Agreement contains customary events of default, including, without limitation: non-payment of obligations under the Credit and Security Agreement when due (or, for certain obligations, within three business days after they have become due); the material inaccuracy of any representations or warranties; a violation of covenants in the Credit and Security Agreement (subject, in the case of certain such covenants, to cure periods); a default related to other material debt that could result in the acceleration of that debt; certain events of bankruptcy or insolvency; judgments for the payment of money in excess of $750,000 in the aggregate that remains unpaid or unstayed and undischarged for a period of 30 days after the date on which the right to appeal has expired; and a change of control of the Company. The occurrence and continuance of an event of default could result in, among other things, amounts owing under the Credit and Security Agreement being accelerated and the Credit and Security Agreement being terminated.

During the continuance of any default, at the option of the administrative agent or the required lenders (except in the case of insolvency or payment default, in which case it shall be automatic), the applicable interest rates on all obligations owing under the Credit and Security Agreement shall increase by 2% per annum over the rate otherwise applicable, or, if no rate is specified 2% per annum over the base rate plus the base rate margin as listed above under Interest Rates.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures under Item 1.01 of this Current Report on Form 8-K relating to the Credit and Security Agreement are also responsive to Item 2.03 of this report and are incorporated by reference into this Item 2.03.

Item 7.01.	Regulation FD Disclosure.

A copy of the press release announcing the execution of the Credit and Security Agreement is furnished with this Current Report on Form 8-K as Exhibit 99.1. All information in the press release is furnished and shall not be deemed “filed” with the Securities and Exchange Commission for purposes of Section 18 of the Exchange Act, or otherwise be subject to the liability of that Section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporated it by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Credit and Security Agreement dated February 29, 2016, by and between Installed Building Products, Inc. and the lenders party thereto, and KeyBank National Association, as joint lead arranger, sole book runner, administrative agent, swing line lender and issuing lender.

99.1	Press Release of Installed Building Products, Inc. dated March 1, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSTALLED BUILDING PRODUCTS, INC.

Date: March 1, 2016	By:	/s/ Michael T. Miller
Michael T. Miller
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Credit and Security Agreement dated February 29, 2016, between Installed Building Products, Inc. and the lenders party thereto, and KeyBank National Association, as lead arranger, sole book runner, administrative agent, swing line lender and issuing lender.

99.1	Press Release of Installed Building Products, Inc. dated March 1, 2016.